Exhibit 7.3

JOINT FILING AGREEMENT

AGREEMENT dated as of April 1, 2022 by and between Pallinghurst Graphite International Limited, a private limited company organized under the laws of Guernsey, and Pallinghurst Graphite Limited, a limited company existing under the laws of England (together, the “Parties”).

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on Schedule 13D or 13G relating to their ownership (direct or otherwise) of any securities of Nouveau Monde Graphite Inc., and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Exchange Act.  Each of the Parties to this Agreement further agrees and covenants to the other Parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each of the Parties to this Agreement acknowledges that it shall be responsible for the timely filing of such Filings, and for the completeness and accuracy of the information concerning itself or contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other parties to this Agreement contained herein or therein.

Date: April 1, 2022	Pallinghurst Graphite International Limited

	By:	/s/ Andrew Willis
		Name:	Andrew Willis
		Title:	Director

Date: April 1, 2022	Pallinghurst Graphite Limited

	By:	/s/ Arne H. Frandsen
		Name:	Arne H. Frandsen
		Title:	Director